Exhibit 99.2

FINAL

Third Quarter Fiscal 2006

Conference Call Remarks

August 14, 2006

7:30 a.m. CT

GENNY

Good morning and thank you for joining us.

On the call today are Cheryl Francis, the lead Director of our Board, Dale Gifford, our Chairman and CEO, and John Park, our CFO. After the prepared remarks, Dale and John will be available to take your questions.

Before we get started, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure which represents earnings excluding amortized compensation expense related to our 2002 IPO-related grant of restricted stock to employees. Please note that the impact of the adoption of FAS 123(R) is included in our definition of Core.

We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to U.S. GAAP.

As many of you know, the restricted stock granted at the time of the IPO was on a 4-year vesting schedule, and as such has now fully vested. We expect to report Core earnings through the end of fiscal 2006, however, we do not intend to report this measure in fiscal 2007.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Cheryl….

CHERYL

Good morning and thank you for joining us.

I’m assuming you’re now aware of last week’s exciting news that we’ve appointed a new Chairman and CEO. We are extremely pleased that Russ Fradin will be joining us next month.

Most recently president and CEO of The BISYS Group, Russ also spent 7 years at ADP in a variety of senior roles, including president of its global employer services group, and 18 years at McKinsey and Company. He brings to Hewitt in-depth knowledge of human resources outsourcing, and a unique blend of experience and skills in outsourcing, operations, and strategic consulting that perfectly complements Hewitt’s business mix. Russ has a passion for our business and a strong reputation for tackling business issues…and driving results. We believe his experience and track record, combined with his strong client focus, will help further position Hewitt for long-term profitable growth and value creation for all stakeholders. Russ will also be a great fit with the Hewitt culture.

Of course on behalf of everyone here at Hewitt, I want to personally thank Dale for his contributions over the last 34-plus years. His relentless focus on client relationships has served as the foundation on which Hewitt has established the market leading position it enjoys today. We certainly wish him well as he moves on to enjoy his retirement.

And with that, I’ll turn it over to Dale…

DALE

Thank you Cheryl, and good morning everyone.

Before I comment on the results of the quarter, I’d like to take a moment to acknowledge the transition that our Company is currently undergoing. As you know, after a long and extremely fulfilling career at Hewitt Associates, I have decided that now is the appropriate time, from both personal and professional perspectives, to move on. I have had the opportunity to spend time with Russ, and am confident that I am handing the reins of our great company over to a leader who brings a combination of skills and experience – across both consulting and outsourcing – that seem almost custom-made for Hewitt at this point in our history. I also believe that Russ is a good cultural fit for our organization – a leader who recognizes the importance of superior client service, and who can make changes we need in a way that will involve and engage our people. We have a very strong leadership team in place, and I have every confidence that under Russ’ direction, they will effectively lead the Company through this very important transition and beyond.

(PAUSE)

I’m going to spend just a few minutes speaking to the major elements of the quarter, and then turn it over to John to provide detail on our results.

Starting with HR BPO…..since I know that many of you are anxious to hear about the review of our HR BPO contract portfolio. During the third quarter, we performed an intensive review of our operational assumptions and financial projections related to the HR BPO business. Our findings reflect both higher implementation and ongoing operating costs required to deliver on our contractual obligations, particularly for those contracts signed in fiscal 2005. As a result, we have significantly revised our projections for the future performance of the business, resulting in $249 million of non-cash charges in the third quarter. John will provide additional detail on the charges in a few moments.

Addressing challenges in HR BPO continues to be our top priority. It’s now clear to us that we underestimated the complexity of taking on a large number of clients and contracts in a short period of time. We have worked hard to recover, and have made significant progress driving improvement in how we manage this business – employing stronger analytical tools and processes to better predict the performance of existing and future contracts; applying a more disciplined approach to the evaluation of new contract opportunities, including being more judicious in how many implementations we commit to at once; more systematically applying our actual experience and learnings to our forecasts and new deal pricing; and restructuring to reduce fragmentation, increase role clarity and accountability and leverage key resources. These changes will enable us to effectively manage our current commitments and position us for long-term profitable growth in this business.

(PAUSE)

In addition, we were encouraged by the performance of our two more established businesses in the third quarter, which together account for approximately 80% of our total revenues. For the second sequential quarter, margins in benefits outsourcing improved substantially year-over-year, and we saw solid revenue growth in the Consulting business.

We are also pleased with the continued success we’ve had with benefits outsourcing wins and renewals, signing, among others, a 10-year contract with the federal government’s Office of

Personnel Management to deliver defined benefit technology and administration services to its 5 million employees, and a 3-service renewal with Meadwestvaco. We’ve also seen continued strong demand for our Consulting services – particularly our talent-related consulting services – as evidenced by a number of significant wins in the quarter, including engagements helping two companies – in the retail and pharmaceutical sectors – support corporate restructuring and change, and separately manage their healthcare strategy.

We remain focused on building upon the steady, profitable growth of the benefits outsourcing and consulting businesses as we continue the stabilization and build-out of our HR BPO business.

(PAUSE)

So with that…I’ll turn it over to John to review our performance in greater detail….

JOHN

Thank you, Dale, and good morning everyone.

Before I get in to the detail of our results, I’d like to emphasize that while we’ve clearly experienced some challenges, we did make significant progress in 3 key areas in the quarter.

-	First, as Cheryl and Dale mentioned, we are pleased to have a new CEO coming on board next month. The organization is genuinely excited with the blend of strategic and operational experience that he brings.

-	Secondly, we have already made…and will continue to make significant changes that will fundamentally improve the way we manage the HR BPO business going forward for current and prospective clients.

-	And finally, underpinning our commitment to our strategy, and because we believe it’s important to recognize the contributions of our associates during this difficult time, we have taken some compensation actions to ensure that we reward and incent the talent needed to execute on our future plans. Progress in each of these areas will help drive the future profitable growth of our business.

Moving to the quarter… First, let me recap the major points of our consolidated results….

All in, on a reported basis, net revenues declined 2% over the prior-year third quarter. After excluding the planned decline in third-party supplier revenues, acquisitions, and the favorable effects of currency, net revenues grew 4%.

The net loss for the third quarter was $202 million, including the $249 million charge, compared to net income of $33 million in the prior-year quarter.

Other income was higher primarily as a result of higher interest income driven by our strong cash position and higher interest rates.

We recognized a tax benefit at a rate of 2.5% in the quarter, compared to a provision of 37.9% in the prior-year quarter. The current quarter was impacted by a number of discrete items, including a non-deductible goodwill impairment charge, increases to valuation allowances related to certain foreign operations, and the reversal of certain tax contingencies upon the close of tax audits for certain periods. Excluding these discrete items, the tax rate in the quarter would have been 39.0%.

On a core basis, which excludes the expense for the one-time IPO-related grant of restricted stock, we reported a net loss of $200 million, and an operating loss of $206 million, compared to net income and operating income of $35 million and $60 million in the prior-year quarter, respectively. The decline was driven primarily by impairment charges and loss provisions recorded in the quarter related to the HR BPO business of $249 million, and higher performance- and stock-based compensation versus the prior-year quarter of $44 million.

For perspective, excluding the charges, higher-than-anticipated performance-based compensation, and the impact of discrete tax items, our core earnings was roughly in-line with the lower end of our expectations for the current quarter.

(PAUSE)

Turning to cash flow… Cash flow from operations was $289 million year-to-date, compared to $189 million in the prior-year period. Free cash flow was $211 million, which compared to $79 million in the prior-year period. The significant increase in free cash flow was driven primarily by lower performance-based compensation paid in the current year as compared to prior-year payments, a prepayment for services from one of our clients, and lower Capex. It’s important to note that because the charges recorded in the quarter were non-cash, they had no impact on free cash flow.

Capital expenditures were $30 million in the third quarter and $78 million for the nine months, versus $43 million and $109 million in the prior-year third quarter and nine months, respectively. Capex was lower year-over-year mostly as a result of lower spending on software development, computer equipment and real estate, due to slowed new client signings, and more effective asset utilization efforts.

(PAUSE)

Now turning to our business segments, starting with Outsourcing.

Outsourcing revenues declined 3% in the third quarter as a result of a $47 million reduction in revenue related to the previously announced termination of the Bank of America contract, roughly two-thirds of which was third-party revenue. Excluding the anticipated reduction in third-party revenues, and the favorable effects of acquisitions and currency, revenues grew 5%, driven primarily by increased services to new and existing HR BPO clients, organic growth of existing benefits clients, and one-time project work in benefits.

The Outsourcing segment operating loss in the quarter was $212 million, compared with income of $32 million in the prior-year quarter. The decline was driven primarily by $249 million of non-cash charges related to the HR BPO business, which I’ll cover in a moment. Outsourcing was also negatively impacted by higher stock- and performance-based compensation expenses versus the prior-year quarter of $21 million. We expect this year’s annual incentive payout to our associates to be based on the underlying performance excluding the quarter’s charges, reflecting our commitment to continue investing in our human capital.

Excluding the impact of these items, Outsourcing margins improved over 500 basis points year over year. Our benefits outsourcing margins were higher year-over-year, as a result of increased efficiencies driven by our global sourcing efforts and increased profitable one-time project work. And, also, as expected, third-party supplier revenues declined significantly year-over-year, and they, as you know, are only marginally profitable. The increase was partially offset by higher spend on live HR BPO clients, even after excluding the impact of the charges.

For the third quarter, the HR BPO business generated an operating loss of about $288 million, and for the nine-month period, it generated a loss of about $360 million. Excluding the charges, the loss in the quarter was $39 million, compared to $31 million in the second quarter.

(PAUSE)

Consulting posted a solid quarter – with revenue growth coming in at 4% on a reported basis, or 3% on an organic, constant currency basis. Within Consulting, on this basis, retirement and financial management consulting grew in the low-single digits, health management declined in the mid-single digits, talent and organization consulting grew in the low-double digits, and our communications consulting practice grew in the mid-teens. We continue to see strong demand for our offerings, particularly for our talent-related and communications consulting services in North America, and for our actuarial services in Europe, but retention of our consultants continues to be a challenge. Therefore, we are aggressively taking actions to ensure that our consultants are appropriately rewarded for, and engaged in, their work with Hewitt.

Consulting operating margins were 17.4% in the quarter, compared to 27.5% in the prior-year quarter, primarily reflecting higher associate incentive pay.

(PAUSE)

As you know, we spent the third quarter very closely reviewing the performance and future outlook of our HR BPO contracts, particularly those signed in fiscal 2005. Over the last few months, we have passed a number of challenging implementation milestones, and have also gone live with several services where we’re seeing several ongoing operating costs track higher than expected. We have incorporated learnings from this experience into our assumptions regarding the costs required to deliver on these contracts – including people, technology, and third party spend – to establish a new and more comprehensive cost structure baseline. And we have applied these learnings directly into the actual delivery of services to ensure that we’re most effectively serving our clients. We also engaged a third party consultant experienced in analyzing long-term contracts. We are now in a better position to track and monitor the performance of the portfolio going forward, to more appropriately select and price work, and to perform more effectively on current and future contracts. And as Dale mentioned, we are also reorganizing our structure to reduce fragmentation of services and increase role clarity and accountabilities.

Now, I’d like to provide some additional context on the charges recorded in the quarter. It is easiest to think of the charges in 3 different categories – goodwill impairment, loss provisions, and impairment of intangible assets, all of these charges are non-cash.

-	First – of the roughly $440 million of total goodwill related to the HR BPO business, which primarily resulted from the Exult acquisition, we wrote off $172 million in the quarter. Deterioration in the expected profitability primarily of the 2005 contracts, as well as some tempering of our expectations for new contract growth, triggered an impairment assessment of BPO-related goodwill. The resulting charge is reflected in the “goodwill and asset impairment” line item on our income statement.

-	Second - $70 million of loss provisions were recorded in the quarter based on our expectation that about one-third of the 2005 contracts, as well as two pre-2005 contracts, would generate a loss over their lives. These provisions are included in both the “compensation and related expenses” and “goodwill and asset impairment” line items. Our accounting policy calls for a loss to be recognized when the expected profitability of a contract over its life goes from positive to negative on a direct basis. The provisions recognized in the quarter are based on our best estimate of the future performance of these contracts. We are actively pursuing all opportunities to further improve the operating performance of these contracts, including restructuring the contracts themselves.

-	And third, roughly $7 million is related to the impairment of intangible assets, primarily a result of lower-than-expected usage of a software asset acquired through the merger with Exult. Again, this charge is included in the “goodwill and asset impairment” line item.

Another balance sheet item that we evaluated was our HR BPO customer relationship intangible assets, which were a result of the Exult merger, to test if the expected future cash flows support the carrying value of each asset. We’ve concluded that no additional impairment is warranted at this time.

Overall, the deterioration in expected contract profitability versus our prior expectations was driven by higher-than-anticipated implementation and ongoing operating costs for a number of contracts, as well as lower revenue as a result of implementation delays. Drilling down –

-	The complexity of executing on our client commitments specifically related to the recruiting and proprietary payroll domains has been greater than we had originally anticipated. For example, in one situation, we underestimated the volume and costs of delivering recruiting as a result of missing client baseline headcount in our original deal model, and higher-than-anticipated costs of operating in multiple countries with varying service requirements. And on the payroll side, we have a number of payroll contracts that have taken significantly longer to implement than we had anticipated as a result of either underestimating the complexity of the execution requirements, or challenges implementing and adapting our proprietary technology platform as we brought on multiple clients in a very short period of time. All of this results in delays and initial higher costs to operate. In each of these situations, we partnered closely with clients to work through issues, and our relationships with them have improved as a result.

-	Secondly, relative to what we had originally factored in to our deal models, we’ve scaled back our assumptions for the amount of HR BPO-related work we’ll be able to offshore in the next 2 to 3 years – until the performance of the existing portfolio has stabilized. As many of you know, global sourcing is one of the major drivers of operating leverage in these contracts… It has actually already driven significant positive results in the benefits outsourcing business.

-	And then finally, we’ve spent more, and assumed higher ongoing spend, on IT– specifically on hardware and software – to service our clients. Again, this is relative to our deal models.

As a result of the review and related charges, we have revised our expectations for the profitability of our 2005 class of contracts. While we recorded loss provisions for only about one-third of these contracts, we have seen measured deterioration broadly across the group, driven by significantly higher costs than originally factored in to our deal models. As a result, we are now expecting the 2005 contract class, on average, to generate negative low-double digit operating margins over their lives, which compares to our previous expectation for positive low-double digit operating margins. Of the 13 contracts in this group, 11 are live and recognizing revenue today. While we are through with the initial implementation activity of these clients, for some clients, activities still remain to transition certain services to our proprietary platforms. The other 2 contracts have about half of their total anticipated implementation spend remaining.

We have also experienced moderate deterioration in the economics of the pre-2005 contracts, mostly driven by higher IT costs in a handful of contracts. While we previously expected this group on average to be profitable over their lives, we now expect them to be roughly breakeven.

We are clearly very disappointed by these issues, and our organization has reacted with a strong sense of urgency. As Dale mentioned, we have already leveraged our findings to drive important process improvement across the deal lifecycle – from the initial due diligence and contracting process, through implementation, to the ongoing execution of client commitments.

Everything that we’ve learned through the portfolio review process, complemented by the process improvements that I just mentioned, reinforces our confidence that the contracts that we’ve recently signed or are currently considering will generate acceptable levels of profitability. We’ve also continued our more rigorous approach to evaluating and pricing new contracts, which will be a critical driver toward realizing expected profitability levels on future contracts.

(PAUSE)

For fiscal 2006, we are now expecting an operating loss for the HR BPO business of about $400 million, which compares to our previous expectation for a loss of about $128 million. It is worth emphasizing, of course, that our revised expectation for HR BPO for the fiscal year includes all of the charges discussed today. Excluding the charges, our guidance reflects roughly $20 million of deterioration versus our prior guidance. While a number of contracts have gone live in the last few months, we have seen revenue shortfalls as a result of longer-than-expected implementations, as well as substantially higher ongoing operating costs required to successfully deliver on client commitments, primarily in the payroll and recruiting areas.

A preliminary look at fiscal 2007 indicates that we will see solid progress year-over-year toward reducing the operating loss of our existing HR BPO portfolio. We are still in the process of refining our estimates for the level of investment needed to support stronger new contract growth. I’d like to emphasize that we will continue to grow this business…we’ll just be focused on those deals that we’re confident we can be successful with. We’ll provide an update on this, as well as on our expectations for when the business will breakeven, as soon as we’re able.

(PAUSE)

We continue to believe that the HR BPO business offers important opportunity for us to provide the value our clients need. Demand for these services remains healthy, and clients and prospects continue to express interest in our offer. As the market leader, we believe that we’re further along the learning curve than many of our competitors. We’ve implemented each of our services several times, often in the face of multiple situational complexities, and now better understand the requirements of doing so successfully. And we are leveraging our learnings – both from what we’ve done well, and what we haven’t done so well – to identify attractive prospects and appropriately price these contracts. As you can appreciate, the challenges that we have encountered have resulted in a much more experienced workforce and more robust HR tools. Admittedly, it’s been quite a rocky ride, but we are confident that our experience has made us – and will continue to make us – stronger.

Late in fiscal 2005, we developed and implemented a more robust and comprehensive approach to deal modeling. More recently, we have shifted our focus to place more emphasis on profitable growth. We are focused on areas where we know that both we, and our clients, can be successful.

Today, we continue to enhance our strategy. Our aim is to differentiate ourselves by driving value for our clients in a different way than our competitors do. In order to do that, we are targeting companies that are not only focused on reducing their costs, but are also intent on transforming their HR organizations, and leveraging their human capital. This is Hewitt’s strength and advantage…and it is what has helped us establish the market leading position we enjoy today.

The portfolio review has given us comfort that we’re now better at identifying these types of opportunities…early indications on the contracts signed this fiscal year do support this. Going forward, we will continue to focus on pursuing deals that meet our criteria, and will walk away from potential deals if we don’t think we can both add strong value for the client, and make the economics work for us.

As of today, we have 2 signed contracts and one letter of intent this fiscal year. And in total, we are now expecting 3 or 4 new deals to be signed this fiscal year.

I’ll refer you to our press release for the detail on the backlog and pipeline. During the quarter, we converted about $42 million from pipeline to backlog, and we went live and are now recognizing revenue on 1 additional HR BPO client, representing more than 22,000 employees. So, in total, as of the end of the third quarter, we were live and recognizing revenue on HR BPO services for 29 clients, covering approximately 742,000 employees. This includes a small, unprofitable heritage Exult client, which terminated at the end of the quarter. The roll-off of services provided to this client will be reflected in the live employee count starting next quarter.

(PAUSE)

Turning to guidance…

For the total Company, for fiscal 2006, we continue to expect direct revenue to grow in the mid-single digits. Total net revenues will be flat to slightly down due to a substantial reduction in third-party revenues. We expect both direct Outsourcing and Consulting revenue to grow in the mid-single digits.

We now expect core operating margins of about negative 1% to 2% for the year, comprised of Outsourcing segment margins of about negative 3% to 4% – or about 8.5% to 9.5% excluding the HR BPO-related charges, Consulting segment margins of around 19%, and unallocated shared services costs of about 5% of net revenue.

All in, we are now expecting a core loss for the full year of between $100 million and $105 million.

Again – it is important to note that our guidance includes the impact of all of the charges that have been recorded this year, including those disclosed today. Our guidance also includes discrete tax items recorded through the third quarter.

We continue to expect free cash flow for the year of approximately $250 to $270 million, as a result of the strong underlying performance of the Benefits Outsourcing and Consulting businesses, only partially offset by significant investment in HR BPO, as well as lower cash taxes and capex. This compares to free cash flow in the prior year of $161 million. Again, I’d remind you that the charges recognized in the quarter are non-cash in nature.

(PAUSE)

I’d like to finish with a couple of summary thoughts.

-	We are clearly addressing our near-term challenges in the HR BPO business. It is important to point out that this has not diminished our commitment to this business. While we’re obviously very disappointed with the results of the portfolio review, we’ve made important progress on driving process improvements that will help us more effectively manage the performance of existing contracts, and drive the long-term profitable growth of this business.

-	We are also pleased with the continued improvement in the fundamentals of our Benefits Outsourcing and Consulting businesses – which as a reminder, together comprise about 80% of our total revenues – and continue to see solid demand for both types of services.

-	These businesses provide a strong financial and strategic foundation to support our future growth strategies.

(PAUSE)

So, with that… I’d now like to turn it over to the operator so we can take your questions….

JOHN TO READ AT THE CONCLUSION OF THE CALL:

In conclusion… I’d like to reiterate our primary objectives for this year – to drive continued operational and financial performance improvement, to continue to aggressively work our cost structure, and to focus on the development and engagement of our associates. We made additional progress in many of these areas in the third quarter, and will continue to work diligently on these priorities.

I want to reiterate our management team’s confidence about the long-term prospects for our business. Hewitt is among the most respected corporate brands in the services marketplace. We have strong leadership positions in our traditional benefits outsourcing and consulting practices, as well as in the emerging HR BPO marketplace. We remain intently focused on addressing the challenges that have been identified in the business, on achieving the financial targets we’ve set, and on the continued delivery of high-quality service to our clients.

We look forward to reporting our continued progress to you in the quarters to come.

I thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.